 Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2014 (except for the removal of going concern emphasis of matter paragraph, for which the date is April 3, 2015), relating to the financial statements of RestorGenex Corporation appearing in the Annual Report on Form 10-K of RestorGenex Corporation for the year ended December 31, 2013.

/s/ Goldman Kurland and Mohidin LLP

Encino, California

August 14, 2015